STATE OF DELAWARE
CERTIFICATE OF MERGER OF
FOREIGN CORPORATION INTO
A DOMESTIC CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Saxon Capital Group, Inc. __________, a Delaware corporation, and the name of the corporation being merged into this surviving corporation is Atlas Technology Group, Inc. __________, a Florida corporation.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8 Section 252 of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation is Saxon Capital Group, Inc. __________, a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation. (If amendments are affected please set forth)

FIFTH: The authorized stock and par value of the non-Delaware corporation is 15,025,000,000 authorized stock and par value is $0.00001.

SIXTH: The merger is to become effective on August 30, 2022.

SEVENTH: The Agreement of Merger is on file at 9605 W 49th Ave., #200 Wheat Ridge, CO 80033, an office of the surviving corporation.

EIGHTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 29th day of August, A.D., 2022.

By: [signature]
Authorized Officer

Name: Redgie Green
Print or Type

Title: CEO